Exhibit 26

IRREVOCABLE UNDERTAKING

To:	PW Medtech Group Limited (普华和顺集团公司) (the “Company”)

PW Medtech Group Limited
Level 54, Hopewell Centre
183 Queen’s Road East, Hong Kong
Attention: The Board of Directors

October 26, 2020

Dear Sirs

Re: Share Transfer in China Biologic Products Holdings, Inc. (the “Target”)

WHEREAS, on the date hereof, the Company and Biomedical Treasure Limited (“Biomedical Treasure”) entered into a share purchase agreement (the “PWM-Biomedical Treasure SPA”), pursuant to and subject to the terms and conditions of which the Company agrees to sell to Biomedical Treasure, and Biomedical Treasure agrees to purchase from the Company 3,750,000 ordinary shares of the Target (all the obligations of the Company under the PWM-Biomedical Treasure SPA the performance of which by the Company is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”) are collectively referred to as the “PWM Share Sale Obligations”);

WHEREAS, on the date hereof, the Company, Biomedical Treasure and CPEChina Fund III, L.P. entered into a letter agreement (the “PWM Letter Agreement”) with respect to certain arrangements in connection with the transactions contemplated under the PWM-Biomedical Treasure SPA (all the obligations of the Company under the PWM Letter Agreement the performance of which by the Company is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Hong Kong Listing Rules are collectively referred to as the “PWM Letter Agreement Obligations”); and

NOW, THEREFORE, in consideration of the foregoing premises and understanding that the foregoing persons intend to rely on the obligations and undertakings herein, the undersigned hereby irrevocably and unconditionally confirms, represents, warrants and undertakes to the Company as follows:

1	Shareholding

1.1	The undersigned is the registered holder and beneficial owner of, and is able to control the exercise of all rights (including voting rights and the right to all dividends and distributions) attaching to, the ordinary shares of par value US$0.0001 each in the issued share capital of the Company (such ordinary shares, “Shares”) as shown in Schedule 1 to this letter (collectively, the “Owned Shares”) free and clear of any encumbrance and all such Owned Shares have been properly allotted and issued and fully paid up. Save for the Owned Shares, the undersigned does not have direct or indirect interest (equity or otherwise) in any other securities of the Company as of the date hereof.

1.2	All references to “Shares” in this letter shall mean the Owned Shares, together with any Shares issued by the Company which are attributable to or derived from the Owned Shares and any other Shares which the undersigned may, after the date of this letter, become the beneficial owner (or otherwise become able to control the exercise of all rights, including voting rights and the right to all dividends and distributions, attaching to such Shares).

2	Dealings and Undertakings

2.1	As of the date hereof, the undersigned has not accepted any offer to directly or indirectly dispose of all or any of the Shares and shall not, at any time before the EGM (as defined below) is held, directly or indirectly sell, transfer, charge, encumber, grant any option or lien over or otherwise dispose of or deal in (or permit any such action to occur in respect of) any or all of Shares or any interest in them.

2.2	Subject to Section 2.8, the undersigned shall exercise (and procure the exercise of) all voting rights attaching to Shares in such manner (a) as to approve and enable the approval, and the compliance by the Company, of the PWM Share Sale Obligations (including the PWM-Biomedical Treasure SPA); (b) as to oppose the taking of any action which might, in any material respect, interfere with, delay, adversely affect or be inconsistent with the PWM Share Sale Obligations; and (c) subject to and without prejudice to the obligations under the foregoing sub-sections (a) and (b) which shall not be conditional upon or impacted by any PWM Board Recommendation (as defined below) or lack thereof, as is consistent with the recommendations of the board of directors of the Company (the “PWM Board”) with respect to the PWM Letter Agreement Obligations (including the PWM Letter Agreement) and any other agreements or documents in connection therewith, to the extent the Company’s performance of its obligations thereunder is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Hong Kong Listing Rules (the recommendations of the PWM Board for such transactions, agreements and documents as described in the foregoing sub-section (c) are collectively referred to as the “PWM Board Recommendations”).

2.3	Subject to Section 2.8, the undersigned shall, at any extraordinary general meeting of the Company (including any adjournment, recess or postponement thereof, the “EGM”) and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, (a) appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat so as to ensure the undersigned is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent; (b) cast (and procure the casting of) all votes (whether by a show of hands or on a poll and whether in person or by proxy) in relation to all Shares (i) in favor of the PWM Share Sale Obligations (including the PWM-Biomedical Treasure SPA) and (ii) subject to and without prejudice to the obligations under the foregoing sub-section (b)(i) which shall not be conditional upon or impacted by any PWM Board Recommendation or lack thereof, in such manner consistent with the PWM Board Recommendations; (c) sign all the resolutions required to give effect to the PWM Share Sale Obligations and, to the extent not inconsistent with the PWM Share Sale Obligations, the PWM Board Recommendations (as set out in the notice of meeting in the circular to be sent to the shareholders of the Company); and (d) use commercially reasonable efforts to take any other actions necessary to effect or procure the fulfilment of the PWM Share Sale Obligations and, to the extent not inconsistent with the PWM Share Sale Obligations, the PWM Board Recommendations.

2.4	The undersigned shall retain at all times the right to vote or consent with respect to all of the Shares in the undersigned’s sole discretion and without any other limitation, other than those limitations contained in this Section 2.

2.5	The undersigned has the requisite power, authority and capacity, and has taken all actions and has obtained all consents, approvals and authorizations from any authority or other third parties required to execute and deliver this letter and exercise the undersigned’s rights, to perform the undersigned’s obligations under this letter in accordance with its terms.

2.6	The undersigned’s obligations under this letter will constitute its valid, legal and binding obligations enforceable in accordance with its terms.

2.7	Neither the execution nor performance of this letter will result in or amount to, a violation or breach by the undersigned of any applicable laws or regulations (either applicable to the undersigned or the Company), or constitute a breach by the undersigned of any material contract, agreement, articles of association, undertaking or commitment to which the undersigned is a party.

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2.8	The undersigned’s performance of its obligations under Sections 2.2 and 2.3 shall at all times remain subject to and contingent upon the undersigned not being ineligible to vote at the EGM or otherwise approve the PWM Share Sale Obligations pursuant to Article 79A of the articles of association of the Company and the Hong Kong Listing Rules.

3	Lapse

3.1	The undersigned’s undertakings, representations, warranties, consents, waivers, agreements and obligations in this letter with respect to the PWM Share Sale Obligations will lapse and cease to have effect (to the extent not already undertaken and without prejudice to any liability for antecedent breach) immediately upon the earlier of (a) the date on which the PWM Share Sale Obligations are approved by shareholders of the Company pursuant to the articles of association of the Company and the Hong Kong Listing Rules and (b) termination of the PWM-Biomedical Treasure SPA.

3.2	The undersigned’s undertakings, representations, warranties, consents, waivers, agreements and obligations in this letter with respect to the PWM Letter Agreement Obligations will lapse and cease to have effect (to the extent not already undertaken and without prejudice to any liability for antecedent breach) immediately upon the earlier of (a) the date on which the PWM Letter Agreement Obligations are approved by shareholders of the Company pursuant to the articles of association of the Company and the Hong Kong Listing Rules and (b) termination of the PWM Letter Agreement upon the mutual consent of all parties thereto.

4	Specific Performance and Third Party Rights

4.1	Without prejudice to any other rights and remedies the Company may have, the undersigned acknowledges that damages alone may not be an adequate remedy for any breach by the undersigned of any of its obligations hereunder and that the Company shall have the right to seek an order for injunction, specific performance or other equitable relief for any threatened or actual breach of any such obligation in addition to any rights it may have for damages.

4.2	The undersigned acknowledges and agrees that (a) the undersigned’s undertakings, representations, warranties, covenants and agreements given in favor of the Company in this letter are also given in favor, and for the benefit, of each of Biomedical Treasure and CBPO Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”); and (b) each of Biomedical Treasure and Parent is hereby expressly made a third party beneficiary of this letter and shall be entitled to enforce its respective rights under this letter independently of each other and independently of the Company. The provisions of this letter shall not be amended, varied or rescinded without the prior written consent of each of Biomedical Treasure and Parent. Subject to the foregoing of this Section 4.2, nothing herein is intended to or shall confer upon any person (other than the Company) any rights, benefits or remedies whatsoever under or by reason of this letter.

5	Others

5.1	This letter may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same instrument.

6	Governing Law; Dispute Resolution

6.1	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

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6.2	Any dispute, controversy, difference or claim arising out of or relating to this letter (including the existence, interpretation, performance, breach, termination, or validity thereof or any dispute regarding pre-contractual, contractual or non-contractual obligations arising out of or relating to it) (each, a “Dispute”) shall be resolved through consultation between the parties. If no resolution is reached within thirty (30) days from the date of notification by party to the other parties of the Dispute, then such Dispute shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with its Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted. The seat of the arbitration shall be Hong Kong. The arbitral tribunal shall consist of three (3) arbitrators to be appointed in accordance with the HKIAC Rules. The arbitration proceedings shall be conducted, and all written decisions or correspondence shall be, in English. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

6.3	Notwithstanding the foregoing, in addition to any recourse to arbitration as set out in Section 6.2, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

7	Notices

Any notice required or permitted pursuant to this letter shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant party as shown on Schedule 2 of this letter, or at such other address or facsimile number or electronic mail address as such party may hereafter specify for that purpose by written notice to the other parties hereto.

[Signature page to follow]

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In witness whereof this letter has been duly executed and delivered as a deed on the date first above written.

SIGNED, SEALED AND DELIVERED	)
as a DEED by	)
as the authorized signatory for and on behalf of	)	/s/ PU JUE
CROSS MARK LIMITED	)	Name: PU JUE
	)	Title: Director

in the presence of:

/s/ Yang Tiantian
Signature of Witness
Name: Yang Tiantian

[Signature Page to Voting Undertaking]

SCHEDULE 1
Owned Shares

SCHEDULE 2
Notice Details